Exhibit 99.6

Amtech Systems, Inc. Supplier Letter

Dear Valued Partner,

I am pleased to inform you Amtech Systems, Inc. has reached an agreement to acquire BTU International, Inc., a proven leader in capital equipment for the semiconductor packaging and electronics assembly industries. For over 60 years, BTU has established itself as an industry leader with operations in the U.S. and China. More importantly, it shares our strong commitment to service, quality and innovation.

We are very excited about how, on a combined basis, we will be in a better position to work together with you, our valued partner. We will operate in more markets, with a wider range of products and technologies that will allow us to better serve new and existing customers. In combining Amtech and BTU, we will continue to provide world-class service to our customers through a more robust and higher-quality offering of products and services with a stronger platform for enhanced product innovation.

The transaction advances Amtech’s strategy to expand its portfolio by combining two leaders in the thermal processing equipment industry. The addition of BTU provides Amtech with technologies in new areas, including the semi-reflow and semi-packaging markets, and complementary thermal processing technologies in the semiconductor and solar sectors. BTU will also strengthen our presence in China.

The business combination brings together two industry leaders with greater scale, operating efficiencies and end market diversification. It also reinforces Amtech’s solar growth opportunities. With BTU, Amtech will have a more diversified and profitable revenue base and will be better placed to scale production and distribution of its leading solar technology to efficiently meet growing customer demand. We believe there is a significant opportunity for you to benefit from this increased demand as well.

Both companies have highly respected market-leading brands that are known for quality and service and are supported by continuous innovation and successful new product development. As a result, we are confident our partnership will benefit from this stronger, more diversified company.

Our management team has a track record of successfully acquiring companies with complementary technologies and we expect a smooth integration process. As always, you can rely on our unwavering commitment to our working relationship and anticipate the same level of dedication that you have come to expect from Amtech. We want to assure you that our best-in-class service, trusted high-quality products, and continued innovation will remain priorities. Our objective is to ensure that neither our customers, nor you, experience any disruptions or changes to your service levels.

I encourage you to read the attached press release, which includes more details on the transaction.

We deeply appreciate your business, partnership and loyalty and eagerly look forward to continue working with you in the years ahead.

Sincerely,

Fokko Pentinga

President and CEO

Amtech Systems, Inc.

Important Information For Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Amtech Systems, Inc. (“Amtech”) and BTU International, Inc. (“BTU”) intend to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), containing a joint proxy statement/prospectus, relating to the proposed merger. Amtech and BTU also intend to file other relevant documents relating to the proposed merger with the SEC. The proposals for the proposed merger will be made solely through the joint proxy statement/prospectus. BTU AND AMTECH URGE INVESTORS AND SHAREHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY EITHER PARTY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AMTECH, BTU AND THE PROPOSED MERGER.

Investors and shareholders of Amtech and BTU will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by BTU will be available free of charge on the investor relations portion of the Company’s website at www.btu.com. Documents filed with the SEC by Amtech will be available free of charge on the investor relations portion of the Amtech website at www.amtechsystems.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of BTU or Amtech. BTU and its directors and executive officers, and Amtech and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of BTU and Amtech common stock in respect of the proposed merger and the transactions contemplated thereby. Information about the directors and executive officers of BTU is set forth in the proxy statement for BTU’s 2014 annual meeting of stockholders, which was filed with the SEC on April 14, 2014. Information about the directors and executive officers of Amtech is set forth in the proxy statement for Amtech’s 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014. Investors and shareholders can obtain more detailed information regarding the direct and indirect interests of BTU’s and Amtech’s directors and executive officers in the proposed merger by reading the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available.